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                                                                    Exhibit 99.1

PRESS RELEASE

Contact:
Kim D. Shaver,
Director of Communications
Phone: (336) 454-7088
or (540) 632-2133
email: kshaver@hooker-hfc.com
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For immediate release:
  December 20, 2000

Toms, Williams, Ryder Elected to Top Posts at Hooker Furniture Corp.

Martinsville, Va.: Hooker Furniture's Board of Directors has elected Paul B. Toms Jr. as Chief Executive Officer and Chairman of the Board. Douglas C. Williams, most recently Executive Vice President of Manufacturing, has been promoted to Toms' previous post of President and Chief Operating Officer. The board also promoted E. Larry Ryder to Executive Vice President of Finance and Administration. Ryder most recently was a senior vice president.

These promotions are effective immediately. Toms, Williams and Ryder will comprise the Hooker Furniture Executive Committee.

Toms replaces longtime chairman and son of the company's founder, J. Clyde Hooker Jr., who is retiring after 54 years of service. Hooker will serve as Chairman Emeritus.

Commenting on the executive promotions, which are the culmination of a succession plan, Hooker said, "I've given a lot of thought to the selection of this group over several years. This group is not only experienced, but is committed to Hooker and to keeping our culture intact. This should be a seamless transition."

Hooker said he plans to serve in an advisory role with the company, continue as a member of the Board of Directors and keep an office at the corporate headquarters here. He said he plans to attend both the April and October High Point, N.C. International Furniture Markets and to visit the company's six plants on a periodic basis.

Toms, 46, joined the company in 1983 and has been a Director since 1993. Prior to serving as President, he has served as Executive Vice President of Marketing and Senior Vice President of Sales and Marketing.

Toms currently serves on the board of directors of the American Furniture Manufacturers Assn., North Carolina Home Furnishings Export Council, Hooker Educational Foundation and the International Woodworking Fair.
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Williams, 53, has been with Hooker Furniture since 1971 and has been a Director since 1987. He has held various positions in production including plant manager of the company's Kernersville, N.C. facility, and was elected Senior Vice President of Manufacturing in 1987.

Ryder, 53, has been with Hooker Furniture since 1977, most recently as Senior Vice President of Finance and Administration. He is President of the Hooker Educational Foundation, which awards college scholarships to children of Hooker Furniture employees.

Ranked among the nation's top 20 furniture manufacturers in sales, Hooker Furniture is a 76-year-old, $250 million producer of wall and entertainment systems, home office, occasional and bedroom furniture with approximately 2,000 employee-owners. The company has six manufacturing facilities and a distribution center in Virginia and North Carolina.

Plant locations include Pleasant Garden, Kernersville and Maiden, N.C. and Martinsville and Roanoke, Va.

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology. These statements reflect the Company's reasonable judgement with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include the cyclical nature of the furniture industry, fluctuations in the price for lumber, which is the most significant raw material used by the Company, competition in the furniture industry, capital costs and general economic conditions.